Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC.
COMMENT ON RISING COMMODITY COSTS
AND RAW MATERIAL AVAILABILITY
CUYAHOGA FALLS, Ohio, October 10 — Associated Materials Incorporated (“AMI” or the “Company”) and AMH Holdings, Inc. (“AMH”) commented today on commodity costs and raw material availability in the aftermath of Hurricanes Katrina and Rita.
As a result of the impact of Hurricanes Katrina and Rita, which has led to a significant increase in energy costs, the Company believes the costs of vinyl resin and other key raw materials are likely to increase significantly. The Company has announced price increases on its vinyl siding and vinyl window products in an effort to offset the anticipated increased commodity costs. However, the Company cannot ensure that it will achieve all of the announced price increases. Furthermore, the Company believes that the impact of the anticipated raw material cost increases, in excess of price increases, may negatively impact the results for the fourth quarter of 2005 in excess of previous estimates.
In addition, Hurricanes Katrina and Rita have forced several raw material suppliers in the Gulf Coast region, including the Company’s vinyl resin supplier, to temporarily shut down their facilities. In September, many of these suppliers declared force majeure, including the Company’s vinyl resin supplier, citing disruptions in the supply of natural gas, feedstocks and utilities. To date, the Company has not experienced a disruption in its supply of vinyl resin or other key raw materials. Should the Company’s suppliers be unable to deliver raw materials for an extended period of time, the Company may be unable to achieve the production requirements needed to meet its sales demand.
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Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing, decking and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., a wholly-owned subsidiary of AMH, a wholly-owned subsidiary of AMH Holdings II, Inc., which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Founded in 1982, Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It has completed transactions with a total acquisition value of more than $25 billion. The firm now manages total investments in alternative assets of approximately $4 billion. For more information on Investcorp please visit its website at http://www.investcorp.com.
Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, middle-market specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant capital available through its managed funds, which include numerous U.S. and European industrial corporations and financial institutions. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
     This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of AMI’s and AMH’s management. The following factors, and others which are discussed in AMI’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels, achievement of anticipated synergies and operational efficiencies from the acquisition of Gentek and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
D. Keith LaVanway
Chief Financial Officer
(330) 922-2004
Cyndi Sobe
Vice President, Finance
(330) 922-7743